Exhibit 10.161

SERVICES AGREEMENT

This SERVICES AGREEMENT dated as of February 20th, 2013 (this "Agreement"), by and between RJL Computer Consulting (the ·service Company"), and VG Life Sciences Inc., a Delaware corporation (the "Company"). Each of the Company and the Service Company is sometimes herein also called a "Party" and collectively the "Parties".

WHEREAS, the Company desires to retain the Service Company to provide the Services (as hereinafter defined) to the Company, and the Service Company desires to provide the Services to the Company, upon the terms, provisions and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Retention of Consultant.

(a) The Company hereby retains the Service Company to provide the Services to the Company during the Service Period (as hereinafter defined), and the Service Company hereby agrees to provide the Services to the Company during the service period, all upon the terms, provisions and conditions contained in this Agreement.

(b) The retention of the Service Company hereunder is on a non-exclusive basis. Accordingly, the Company may and will engage other entities and persons to provide services to the Company that are similar to the Services. During the Service Period the Service Company may provide consulting services that are similar to the services to any person or entity whose business is similar to, or compete with, the business of the Company.

2. Services.

(a) The "Services" to be provided by the Service Company shall consist of, and shall be defined for purposes of, this Agreement as Exhibit A, attached hereto.

1) The Service Company shall provide the Services faithfully and to the best of the Service Company's ability and in accordance with high ethical standards. In connection with the performance of the Services, the Service Company shall comply with all applicable laws and regulations.

3. Compensation.

In consideration for the Services rendered by RJL Computer Consulting and contemplated herein, VG Life Sciences Inc. agrees to pay the following compensation (the "Compensation"):

I. (a) 500,000 shares of VGLS restricted 144 common stock issuable immediately upon the execution and delivery of this Agreement.

RJL Computer Consulting and VG Life Sciences Inc. agree that the foregoing compensation is for engagement of services indicated and is earned upon the execution and delivery of this Agreement. Both parties further agree that consideration for the shares is the full delivery and installation of new phone system. Compensation shall not be refundable for any reason whatsoever. If VGLS decides to terminate this Agreement prior to end of the Term no refund will be due to VGLS and no additional compensation will be payable to RJL Computer Consulting.

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INDEPENDENT CONTRACTOR

RJL Computer Consulting is an independent contractor responsible for compensation of its agents, employees and representatives, as well as all applicable withholding and taxes (including unemployment compensation) and all workers' compensation insurance.

Amendment; Waiver; Entire Agreement

This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto. No course of dealing between the parties shall constitute a waiver or amendment of this Agreement. Any waiver by a party, of any breach of or failure to comply with any term, provision or condition of this Agreement by the other party hereto shall not be construed as, or constitute, a continuing waiver of such term, provision or condition, or a waiver of any other breach of, or failure to comply with, any other term, provision or condition of tills Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any term, provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof, at any time whatsoever, or the exercise of any other right. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and it supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

Governing Law; Jurisdiction

(a) Tills Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed in that State, without regard to any of its principles of conflicts of laws or other laws, which would result in the application of the laws of another jurisdiction. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Connecticut, located in Hartford County and the Federal District Court for the Southern District of Connecticut with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner permitted by applicable law. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Severability

Should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction by a court of competent jurisdiction, that holding shall be effective only to the specific provision, the extent of such invalidity, illegally or unenforceability, without invalidating or rendering invalid, illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that tills Agreement shall be fully enforced to the fullest extent permitted by applicable law.

ATTORNEY FEES

The prevailing party in any arbitration or litigation arising out of or relating to this Agreement or any of the securities issued to RJL Computer Consulting shall be entitled to recover all of its reasonable out-of-pocket expenses, including, without limitations its attorneys' fees and all costs (including, with respect to any appeal) (whether or not such costs are recoverable pursuant to Connecticut State Code of Procedure) as may be incurred in connection with either obtaining and/or enforcing any judgment and/or arbitration award, in addition to any other relief to which that party may be entitled.

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ASSIGNMENT

The rights and obligations of each party to this Agreement may not be assigned without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (by merger, sale of stock, recapitalization or other similar transaction) and their permitted assigns.

Drafting Historv, etc.

In resolving any dispute under, or construing any provision in under, this Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of this Agreement, (b) because of the drafting history of the Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

Headings, etc.

The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa. This Agreement may be executed in one or more counterparts. each of which, when takes together, shall constitute one and the same agreement. This Agreement may be executed by facsimile signature, which shall constitute a legal and valid signature for purposes hereof.

Please sign this Agreement in the space provided below to indicate Viral Genetics agreement with the terms and provisions of this Agreement.

Sincerely,

RJL Computer Consulting

By: /s/ Roger Leardi

Name: Rober Leardi

Title: President

AGREED AND ACCEPTED

Client: VG Life Sciences Inc.

By: /s/ Haig Keledjian

Name: Haig Keledjian

Title: Chairman

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RJL COMPUTER CONSULTING SERVICES

November 1, 2011

•	Assisted Viral Genetics in setting up a host virtual account to host a virtualized phone system.
•	Install and configure base operating system and phone system software on VG’s host virtual instance.
•	Provide 6 Cisco SPA508G 8 Line IP phones. Configure phones to work with the phone system
•	Configure each phones soft keys per instructions from Viral
•	Genetics
•	Configure dial plan per instructions from Viral Genetics
•	Re-configure existing firewall to work with new voip system
•	Setup sip trunk and provide temporary phone number
•	Assist Viral in porting existing phone numbers to new system
•	Providing 12 months of support for entire system

Hardware costs $1,200

Labor costs $14,000

September 1, 2012

Design and build a custom e-commerce site to look like it is part of the existing vgenergy.net website. The purpose of the site will be to provide a secure platform for customers and potential customers to log in and request access to purchase LipidMax and also purchase the products once approved by VG ENERGY.

The system will consist of 2 separate web sites. The first being the public website that will allow people to log in and fill out a request to purchase. They will need to provide the information specified by VG ENERGY and read and accept 2 contracts.

The application will capture this information and store it to a database, it will also email the information to an email address specified by VG ENERGY.

Once approved to purchase the customer will be able to purchase products put up for sale by VGENERGY. The application will collect the items that the customer wants to purchase, calculates shipping costs and sales tax if needed. It then securely processes the customers credit cart saving the resulting order to the database and emailing it to VGENERGY. At no time is the customers credit card info saved to disk, it is only stored in RAM while processing the transaction.

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The second site is a private administrative site to be used by VGENERGY to manage the customers and products on the public site. There are two main areas of this site the users area and the products area.

The users area will allow VGENERGY to view the customer information the customer had entered as a request to purchase LipidMax, they can approve customers to purchase or revoke the ability to purchase from the public site.

The products area is where VGENERGY can add or remove the products that will be for sale on the public site. They can add/edit/delete products, descriptions, price etc. and add or remove an image that would represent the product for sale.

In addition to the design and programing of the websites, the web server was setup and configured for this purpose and will be maintained for a period of one year. Which includes security updates to the operating system and applications on the server, periodically checking the system logs for errors.

Labor costs $25,000

CURRENT PROPOSED WORK

Backup the existing phone system with all voice mail recordings / dial plan configurations / call detail data / etc.

Update phone systems base operating system and phone system software to the most current available major version (complete re-install)

Restore existing phone system configurations / voice mail / dial plan etc. to function as the existing system does today.

Provide phone system support during the office move. Provide phone system support until 12/31/2013.

Labor costs $2,500